Exhibit 23.1

KPMG Somekh Chaikin
Millennium Tower
17 Ha’arba’a street, PO Box 609
Tel Aviv 6100601 Israel
+972 3 684 8000
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2026, with respect to the consolidated financial statements of Enlight Renewable Energy Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin

Member Firm of KPMG International
Tel Aviv, Israel

June 23, 2026

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.